UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 11, 2008

Touchstone Mining Limited
(Exact name of registrant as specified in its charter)

Nevada	333-130696	98-0468420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11923 SW 37 Terrace Miami, FL 33175
(Address of principal executive offices) (Zip Code)

(212) 400-6900
(Registrant’s telephone number, including area code)

808 Nelson St., Suite 2103
Vancouver, British Columbia V6Z 2H2
                            Canada
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 9, 2008, Douglas Scheving resigned from all his positions with us, principally resigning as Director, Chief Financial Officer, Secretary and Treasurer. Mr. Scheving did not have any disagreements with us on any matter relating to our operations, policies or practices.

On the same date, Nanuk Warman, was appointed as our Director, Chief Financial Officer, Secretary and Treasurer.

Nanuk Warman, has been President, Chief Financial Officer, Treasurer, and Member of the Board of Directors of Mariposa Resources since May 31, 2006. He obtained his Certified Management Accountant (CMA) designation in October 1998 and has been a member in good standing since with the Certified Management Accountants Society of British Columbia. As of August, 2007, he has earned the right to use the Chartered Financial Analyst (CFA) designation and is a member in good standing with the CFA Institute. Mr. Warman is a self-employed consultant (since 1998), assisting companies with their preparation of financial statements for review and audit by independent accounting firms and with ongoing accounting compliance matters. From December 2006 - present, he is serving as a director of Coastline Corporate Services, Inc., a Florida company with the intentions to obtain a quotation on the OTCBB. From 2000 - 2003, he served as president of Neutron Enterprises, Inc., a company that trades on the OTCBB under the symbol of NTRN. From 1996 - 1998, he worked as a staff accountant for KPMG, in their Independent Business and Accounting Services department.

Section 3 Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On June 9, 2008, Douglas W. Scheving returned to the Treasury and we cancelled 3,300,000 shares of our Common Stock, $0.00001 par value per share that had been outstanding in the name of Mr. Scheving.

On the same day, we issued 3,300,000 shares Nanuk Warman, our Chief Financial Officer, President Secretary, Treasurer and director in exchange for his services. We are relying on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUCHSTONE MINING LIMITED

Date: June 11, 2008	By:	/s/
Name: Nanuk Warman
Title: President